Exhibit 99.1
Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO EARNINGS SURGE
ON OUTSTANDING FIRST QUARTER

CRANFORD, NJ, April 28, 2011 – Metalico, Inc. (NYSE Amex: MEA) today reported earnings of $0.19 per share and net income of $8.8 million for the first quarter, with significant increases in sales and operating and net income along with EBITDA.

The Company posted sales of $182 million for the quarter ended March 31, 2011, compared to $134.1 million for the comparable 2010 quarter when it reported net income of $3.5 million or $0.08 per share. All per-share calculations are on a diluted basis.

Operating income increased 25% for the first quarter to $17 million, compared to $13.6 million for the prior-year period.

Effective January 1, 2011, the Company has identified Platinum Group Metals (“PGM”) and Minor Metals Recycling as a new operating segment as a result of its growing importance. PGM and Minor Metals performance was previously included in the Scrap Metal Recycling segment.

Metalico’s management said the separation clarifies distinctions between the Company’s traditional scrap metal recycling operations and the operations of its specialized PGM and higher-value Minor Metals recycling for reporting purposes. Platinum Group Metals include platinum, palladium, and rhodium, and Minor Metals include molybdenum, tantalum, tungsten, niobium, rhenium, manganese and chrome. Where applicable, all previous year information reported by the Company has been adjusted to reflect comparable data.

Sequential Quarter Comparison

Operating performance improved substantially compared sequentially with the fourth quarter of 2010:

•	Sales grew 32% to $182 million from $137.6 million.

•	Operating income improved 158% to $17 million from $6.6 million.

•	Net income increased more than threefold to $8.8 million from an adjusted $2.8 million. (The prior year’s fourth quarter included financial instruments fair value adjustments, resulting in reported net income of $1 million, or $0.02 per share.)

•	Earnings per share jumped 216% to $0.19 from an adjusted $0.06.

•	EBITDA nearly doubled to $20.9 million from $10.9 million.

•	Unit volumes shipped increased by 46% for ferrous scrap and 19% for non-ferrous scrap.

•	PGM troy ounces recycled fell 8% to 34,722 from 37,675.

•	Minor Metal shipments increased marginally, from 498,800 pounds to 508,000.

•	Lead product shipments in the quarter dropped by 5%.

Metal margins improved markedly, in part as a result of higher metal selling prices and increased units shipped as compared to the fourth quarter of 2010.

Prior Year’s First Quarter Comparison

Year-over-year comparison to the first quarter of 2010, as adjusted, reflects substantial financial improvement on moderate increases in volume:

•	Sales increased 36% to $182 million from $134.1 million.

•	Operating income rose by 25% to $17.0 million from $13.6 million.

•	Net income rose 38% to $8.8 million from an adjusted $6.4 million. (The prior year’s first quarter included adjustments for accelerated amortization and other costs related to the refinance of senior debt, net of tax, and financial instruments fair value, resulting in net reported income of $3.5 million, or $0.08 per share.)

•	Earnings per share of $0.19 increased by 27% over an adjusted $0.15.

•	EBITDA rose 18% to $20.9 million from $17.7 million.

•	Unit volume shipments increased 16% for ferrous scrap and 7% for non-ferrous scrap.

•	PGM unit volumes decreased 3% to 34,722 troy ounces from 35,704 troy ounces.

•	Minor Metal shipments rose 17% to 508,035 pounds from 435,900 while unit average pricing was up by 59%.

•	Lead product shipments of 10.3 million pounds improved by 5% over 2010’s 9.8 million pounds.

Volume and Price Comparisons

Metalico’s Scrap Metal segment experienced both sequential and year-over-year unit volume increases. Acquisitions added 5,400 gross tons of ferrous scrap and 768,000 pounds of non-ferrous scrap in the quarter. The PGM volume, in troy ounces, decreased 3% from last year, and showed an 8% decrease from the 2010 fourth quarter, due to weather and competition. Volumes in the Lead Fabricating segment rose year-over-year, but fell sequentially due to seasonal fluctuations.

Quarterly volume of units sold
			Q1 2011		Q1 2011
	Q1 2011	Q4 2010	Change	Q1 2010	Change

Ferrous (gross tons)	147,100	100,800	46%	127,100	16%
Non-Ferrous (pounds)	38,066,000	31,938,000	19%	35,577,000	7%
PGM (troy ounces)	34,722	37,675	-8%	35,704	-3%
Lead (pounds)	10,277,000	10,765,000	-5%	9,752,000	5%
Minor Metals (pounds)	508,035	498,804	2%	435,912	17%

Average selling prices increased for all metals in all segments, both sequentially and year-over-year.

Quarterly selling price per unit sold
			Q1 2011		Q1 2011
	Q1 2011	Q4 2010	Change	Q1 2010	Change

Ferrous (gross ton)	$445	$368	21%	$353	26%
Non-Ferrous (pound)	$1.13	$0.95	19%	$0.89	27%
PGM (troy ounce)	$1,229	$1,117	10%	$966	27%
Lead (pound)	$1.57	$1.51	4%	$1.46	8%
Minor Metals (pound)	$22.90	$18.29	25%	$14.44	59%

Revenue Comparison

Revenues broken down by metal groups demonstrate the combined impact of price and volume increases in most metals.

Quarterly sales in thousands
			Q1 2011		Q1 2011
	Q1 2011	Q4 2010	Change	Q1 2010	Change

Ferrous	$65,493	$37,114	76%	$44,861	46%
Non-Ferrous	$42,889	$30,247	42%	$31,625	36%
PGM	$44,732	$44,119	1%	$36,535	22%
Lead	$16,137	$16,293	-1%	$14,195	14%
Minor Metals	$11,632	$9,121	28%	$6,296	85%
Other	$1,084	$749	45%	$567	91%

Total	$181,967	$137,643	32%	$134,079	36%

Excluding corporate overhead charges, the Company’s Scrap Metal segment reported $13.7 million in operating income in the first quarter compared to $11.8 million last year. The PGM and Minor Metals segment generated operating income of $4.7 million versus $3.6 million. The Company’s Lead Fabrication segment reported operating income of $1.2 million compared to $140,000 in the prior-year period.

Commenting on the results for the quarter, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “We just completed an exceptional first quarter. Metalico benefitted from strong unit shipments, rising commodity prices and from a disciplined approach to metal purchasing and inventory management.

“With an 11.5% EBITDA margin for the quarter, we again surpassed our internal target of 10%. Unfortunately, I believe the market has not recognized Metalico’s record of out-performing many of our larger industry peers.

“Without the focused and dedicated efforts of our employees, none of our past results or future accomplishments would be possible,” Agüero said. “We’re fortunate and proud to have a quality workforce that is committed to our vision of the Company.”

He added, “We think the very favorable macro market conditions that aided first quarter results are still largely intact today. I expect conditions for our industry, and consequently for our company, will remain positive for months to come, notwithstanding typical commodity metal price volatility.”

Strategies for Growth
Metalico continues to lay the foundation for future growth and expansion through execution of the following strategic drivers:

• More Buying Centers

Metalico recently received a permit to open a new scrap buying center north of Syracuse, New York. The Company is negotiating terms and conditions for approval on additional properties, although it cannot predict when or if any transactions will materialize.

• New Suppliers

The Company is bidding on a significant quantity of large industrial suppliers and demolition projects. These initiatives involve coordinating the efforts of several ferrous and non-ferrous buyers from various operating locations.

• Increase Shredding Capacity

Progress on the Buffalo shredder construction and installation continues on schedule for completion in the fourth quarter. Metalico is currently improving and upgrading its Youngstown, Ohio operations while it makes plans for replacing the obsolete shredder that was operating in that market. The Company is also in the planning stages on additional shredder projects for 2012 in markets it currently serves.

• Focused Acquisitions

Metalico is in review, discussions and negotiations for acquisitions in contiguous or “fill-in” market areas to increase raw materials for its shredders which could potentially increase annualized revenue by approximately $50 million. Metalico hopes to complete one or more of these acquisitions before the end of this year.

• Capital Projects

Metalico is evaluating proposed expansion projects involving advanced metal recovery technologies that could create a new source of recycling revenue by extracting additional metal from existing scrap flows. This would be a 2012 initiative.

Debt and Shareholders’ Equity

Metalico’s outstanding debt rose $6.5 million to $132.5 million as of March 31, 2011 from $126 million at December 31, 2010. The increase resulted from the January acquisition of Goodman Services, Inc., based in Bradford, Pennsylvania, and the February purchase of land and building to house a planned indoor scrap metal shredder near Buffalo. Shareholders’ equity increased by 8% or $13.9 million to $181.2 million as of March 31, 2011, from $167.3 million as of December 31, 2010.

As of March 31, 2011, Metalico had 47,374,473 common shares issued and outstanding.

Metalico operates in the highly volatile and cyclical commodity metals industry and therefore deems it unreliable to provide earnings guidance. The Company’s core business strategy emphasizes balanced growth of the ferrous, non-ferrous and PGM and minor metals recycling business through acquisitions or new facility development in existing, contiguous and new geographic markets.

Outlook and Update

Ferrous: During the first quarter of 2011, all grades of ferrous scrap experienced steady price increases. Demand from domestic steel consumers rose to 76% of production capacity and is anticipated to remain around the mid 70’s range throughout the year.

Entering the second quarter, domestic ferrous scrap prices have retreated modestly, but demand remains solid. Intake of ferrous scrap has experienced considerable seasonal improvement. Metalico anticipates that the dip in ferrous prices will provide an opportunity to replenish scrap steel inventory sold in the first quarter.

Non-Ferrous: Demand for non-ferrous scrap continues to be strong across all commodities and pricing for most grades remains in a high-level trading range. The flow of non-ferrous scrap into yards has been brisk due to warmer weather and as a result of disciplined and transparent buying efforts throughout the Metalico network.

Aluminum De-ox: Demand for aluminum de-ox remains steady. Pricing has shown only modest improvement despite rising steel industry capacity utilization. Tightness of scrap supply remains in some aluminum grades used in manufacturing, which has caused raw material input prices to steadily rise. The Company continues to see excellent opportunities to diversify into other areas of the aluminum product spectrum. In particular, Metalico is looking to significantly increase aluminum product sales and related services to a major international consumer looking to increase recycled percentage content and are in close proximity to our operations.

PGM’s: Average prices for PGM’s increased in the first quarter, but have fluctuated to date in the second quarter. The supply of catalyst material form converters has been supported by strong junk car prices and maintains a steady pace. The accelerating retirement of gas-guzzling cars should also help the supply of catalyst as fuel prices continue to rise. Barring a major drop in car sales, Metalico believes that PGM prices will continue to be volatile but well supported for the remainder of the year. Continued demand for PGM’s by exchange traded funds, coupled with flat-to-declining supply from primary mines, should also help support PGM prices.

Minor Metals: The Minor Metals recycling sector is expected to grow in sales and volume in the future. Domestic and international demand is growing rapidly as new applications for these metals develop. The Company believes there is a growing strategic importance in Minor Metals that may become in short supply as a result of increasing use in hi-tech electronics, energy storage products and manufacturing specialty steel.

Minor Metals are generally characterized by a much smaller universe of suppliers, consumers and smaller unit volumes than base metals. In addition, the Minor Metals pricing structure, which ranges from, for example, under $20 per pound for tungsten to over $150 per pound for tantalum, demonstrates their value and importance. Metalico believes that from its existing foundation is well positioned to expand its presence further in this strategically important sector of the metals industry.

Lead Fabricating: Fabricated lead product sales have stabilized and should benefit during the second and third quarters from improvement in the healthcare and radiation shielding markets as well as from seasonal recreational and construction activity. The Company is further penetrating existing and new lead markets with the introduction of engineered value-added products.

About Metalico
Metalico, Inc. is a holding company with operations in three principal business segments: ferrous and non-ferrous scrap metal recycling, PGM and Minor Metals recycling, and fabrication of lead-based products. The Company operates twenty-six recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

EBITDA Reconciliation
The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, impairment charges, financial instruments fair value adjustment, stock based compensation and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the second and third quarters of 2011, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

# # #

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three
	Months Ended	Months Ended
Selected Income Statement Data:	March 31, 2011	March 31, 2010
Revenue	$181,967	$134,079

Costs and expenses:
Operating expenses	153,643	109,893
Selling, general & administrative expenses	8,020	7,181
Depreciation & amortization	3,320	3,400

	164,983	120,474

Operating income	16,984	13,605

Financial and other income (expense)
Interest expense	(2,453)	(2,948)
Accelerated amortization and other costs related to refinancing of senior debt	-	(3,046)
Financial instruments fair value adjustment	(81)	(948)
Other	(24)	(99)

	(2,558)	(7,041)

Income before income taxes	14,426	6,564
Provision for federal and state income taxes	5,663	3,050

Net income	$8,763	$3,514

Diluted earnings per common share:	$0.19	$0.08

Diluted weighted average common shares outstanding:	47,219,740	46,439,400

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	March 31,	December 31,
	2011	2010
Assets:

Current Assets	$160,392	$143,705
Property & Equipment, net	79,607	70,215
Intangible and Other Assets	121,353	114,587

Total Assets	$361,352	$328,507

Liabilities & Stockholders’ Equity:

Current Liabilities	$45,477	$34,194
Debt & Other Long-Term Liabilities	134,708	126,998

Total Liabilities	180,185	161,192
Stockholders’ Equity	181,167	167,315

Total Liabilities & Stockholders’ Equity	$361,352	$328,507

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, accelerated amortization and other costs related to refinancing of senior debt, income taxes, other expense, depreciation and amortization and financial instruments fair value adjustments. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended
	March 31, 2011	March 31, 2010
	(UNAUDITED)
	($ thousands)
EBITDA	$20,888	$17,697
Less:
Interest expense	2,453	2,948
Accelerated amortization and other costs related to refinancing of senior debt	-	3,046
Stock-based compensation	584	692
Provision for federal and state income taxes	5,663	3,050
Depreciation and amortization	3,320	3,400
Financial instruments fair value adjustments	81	948
Other	24	99

Net income	$8,763	$3,514

The Company disclosed segment operating income excluding corporate overhead charges for the quarters ended March 31, 2011 and 2010. Set forth below is the reconciliation from segment operating income, excluding corporate overhead, to segment operating income as reported:

Segment Reporting
($ in thousands)
Quarter Ended March 31, 2011

		Scrap Metal			Corporate
	Consolidated	Recycling	PGM and Minor Metals	Lead Fabrication	And Other
Operating income before Corporate overhead	$16,984	$13,747	$4,663	$1,152	($2,578)
less: Corporate overhead	-	(990)	(630)	(240)	1,860

Segment operating income	$16,984	$12,757	$4,033	$ 912	($718)

Quarter Ended March 31, 2010

		Scrap Metal			Corporate
	Consolidated	Recycling	PGM and Minor Metals	Lead Fabrication	And Other
Operating income before Corporate overhead	$13,605	$11,803	$3,645	$ 140	($1,983)
less: Corporate overhead	-	(1,033)	(390)	(215)	1,638

Segment operating income	$13,605	$10,770	$3,255	($75)	($345)

Set forth below is the reconciliation of adjusted net income to net income as reported.

		Diluted Earnings		Diluted Earnings
	Quarter Ended	Per Share	Quarter Ended	Per Share

($ in thousands, except per share data)	March 31, 2010		December 31, 2010

Net income as reported	$3,514	$0.08	$1,037	$0.02
Non-operating adjustments:
Accelerated amortization and other costs	1,917	0.05	—	—
related to refinance of senior debt (net of tax)
Financial instruments fair value adjustments	948	0.02	1,718	0.04
Net income as adjusted	$6,379	$0.15	$2,755	$0.06